Exhibit 10.1
Execution Copy
INDEMNITY AGREEMENT
     This INDEMNITY AGREEMENT, dated as of February _,2006 (this “Agreement”), is made and entered into by General Growth Properties, Inc., a Delaware corporation (“GGP”) and The Rouse Company, LP, a Delaware limited partnership and the successor to The Rouse Company, Inc., a Maryland corporation (“Rouse”) (collectively, the “Indemnifying Parties”), in favor of and for the benefit of the Holders.
     WHEREAS, in 1996 Rouse acquired The Hughes Corporation (“THC”) pursuant to the Agreement and Plan of Merger, dated as of February 22, 1996 (the “1996 Merger Agreement”), among Rouse, TRC Acquisition Company I and THC (the “1996 Merger”);
     WHEREAS, in satisfaction of a condition precedent set forth in the 1996 Merger Agreement, Rouse entered into that certain Contingent Stock Agreement, effective as of January 1, 1996 (the “CSA”), in favor of and for the benefit of the Holders;
     WHEREAS, pursuant to Section 7.04(a) of the CSA, Rouse agreed to require any successor to all or substantially all of the business and/or assets of Rouse, by agreement in form and substance reasonably acceptable to the Holders, to expressly assume and agree to perform the CSA in the same manner and to the same extent that Rouse would be required to perform it if no such succession took place;
     WHEREAS, pursuant to Section 7.04(b) of the CSA, Rouse expressly agreed that, without the prior written consent of the Majority Holders, it would not undertake or complete any transaction if such transaction could reasonably be expected to have a prejudicial effect on the Holders with respect to their non-taxable receipt of securities pursuant to the 1996 Merger Agreement or the CSA;
     WHEREAS, GGP, Rouse, and Red Acquisition LLC (“Merger Sub”) are parties to that certain Agreement and Plan of Merger dated as of August 19, 2004 (the “2004 Merger Agreement”), pursuant to which, as of the “Effective Time” (as defined in the 2004 Merger Agreement), Merger Sub merged with and into Rouse and GGP assumed the obligations of Rouse under the CSA (collectively the “2004 Merger”);
     WHEREAS, in connection with the 2004 Merger, GGP and Rouse entered into that certain Assumption Agreement dated October 19, 2004, pursuant to which GGP assumed the obligations of Rouse under the CSA (the “GGP Assumption”);
     WHEREAS, as a result of the 2004 Merger and the GGP Assumption, future distributions of Contingent Shares under the CSA will be made to the Holders in shares of common stock of GGP rather than shares of common stock of Rouse;
     WHEREAS, the Indemnifying Parties desire to indemnify the Holders, on the terms and conditions set forth herein, for the possibility of certain actual or deemed tax liabilities the Holders may incur as a result of the 2004 Merger and/or the GGP Assumption; and

     WHEREAS, the Indemnifying Parties are entering into this Agreement (i) in satisfaction of certain aspects of the Order, dated November 8, 2005, of the Arbitration Panel, comprised of Judge George Pratt, Mr. Gerald Aksen and Mr. Burt Lehman, that heard certain disputes between the Indemnifying Parties and the Representatives relating to the CSA; (ii) with the understanding between the Indemnifying Parties that this Agreement be in lieu of, and supersede and replace in its entirety, the one-sentence indemnity contained in Paragraph 2 of the GGP Assumption; and (iii) the Indemnifying Parties’ and the Representatives’ respective positions on the foregoing sentence are contained in a letter dated March     , 2006.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Indemnifying Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     1.01 Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:
          (a) “Accounting Referee” has the meaning specified in Section 2.05.
          (b) “Agreement” means this Indemnity Agreement.
          (c) “Applicable Federal Rate” has the meaning specified in the CSA.
          (d) “Code” means the Internal Revenue Code of 1986, as amended.
          (e) “Contest” has the meaning specified in Section 2.06(a).
          (f) “Contestant” has the meaning specified in Section 2.06(a).
          (g) “Contingent Shares” has the meaning specified in the CSA.
          (h) “CSA” has the meaning specified in the preamble of this Agreement.
          (i) “GGP” has the meaning specified in the preamble of this Agreement.
          (j) “GGP Assumption” has the meaning specified in the preamble of this Agreement.
          (k) “GGP Shares” means shares of the common stock of GGP (or any successor thereto) to be issued or delivered to the Holders pursuant to the CSA.
          (l) “Gross-Up” means any gross-up payment due to any Holder or Contestant pursuant to Section 3.03.

          (m) “Holders” means each of the Holders, as defined in the CSA, and in the case of a Holder which is a Pass Through Entity the term “Holders” includes the Pass Through Entity and the Member or Members of such Pass Through Entity.
          (n) “Inclusion Issue” has the meaning specified in Section 2.04(a).
          (o) “Indemnifiable Liability” means any Taxes resulting to or payable by a Holder, from time to time, as a result of any Tax Assumption being determined to be incorrect solely because of the consummation of the 2004 Merger and/or the GGP Assumption, reduced (but not below zero) by any applicable Indemnity Credit; provided, however, that notwithstanding anything herein to the contrary, the term Indemnifiable Liability does not include, with respect to any Holder, any tax liability attributable to (i) any interest income realized for tax purposes by reason of the issuance or delivery to such Holder, or to the Pass Through Entity of which such Holder is, or was, a member, of shares under the CSA, whether prior or subsequent to the consummation of the 2004 Merger; (ii) the 1996 Merger failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for any reason other than solely because of the consummation of the 2004 Merger and/or the GGP Assumption; (iii) the execution and delivery of the CSA incident to the 1996 Merger or the receipt of shares thereunder being treated as one or more taxable events for any reason other than solely because of the consummation of the 2004 Merger and/or the GGP Assumption; (iv) the issuance or delivery of shares of stock pursuant to the CSA prior to the consummation of the 2004 Merger other than solely because of the consummation of the 2004 Merger and/or the GGP Assumption; or (iv) consummation of the 2004 Merger on Rouse shareholders as such, generally.
          (p) “Indemnifiable Shares” means (i) shares of common stock of Rouse issued or delivered to the Holders or the Pass Through Entities pursuant to the 1996 Merger; (ii) shares of common stock of Rouse issued or delivered pursuant to the CSA; or (iii) GGP Shares issued or delivered pursuant to the CSA, the bases of which, for income tax purposes, are affected by an Indemnifiable Liability.
          (q) “Indemnifying Parties” has the meaning specified in the preamble of this Agreement.
          (r) “Indemnity Credit” means, with respect to any Holder, the amount of reduction of Tax of such Holder solely resulting from an event giving rise to an Indemnifiable Liability, which reduction is realized by such Holder upon the disposition of an Indemnifiable Share in a transaction in which gain or loss is recognized for federal income tax purposes prior to the Indemnity Payment Date with respect to such share.
          (s) “Indemnity Payment Date” means the date on which the Indemnifying Parties are obligated to pay the amount of any Indemnifiable Liability as provided in Sections 2.04 through 2.06.
          (t) “Majority Holders” has the meaning specified in the CSA.
          (u) “Member” means each partner, member, stockholder or other beneficial owner of a Pass Through Entity. Where a Member is a Pass Through Entity, then the term “Member” shall also include the Member or Members of such Pass Through Entity.

          (v) “Merger Sub” has the meaning specified in the preamble of this Agreement.
          (w) “Notice of Issue” has the meaning specified in Section 2.04(a).
          (x) “Pass Through Entity” means any entity taxable as a partnership, “S corporation” or other entity the income of which is not taxed to the entity but to its Members and any entity whose existence separate from its Member or Members is disregarded for tax purposes.
          (y) “Rouse” has the meaning specified in the preamble of this Agreement.
          (z) “Section” means, unless otherwise indicated, the relevant Section of this Agreement.
          (aa) “Taxes” means, with respect to any Holder, an amount determined by multiplying the highest combined marginal federal and applicable state, foreign or local tax rate on income or gain on the character of income recognized (including in the case of any state, foreign or local taxes, taxes denominated as franchise taxes) times the income or gain asserted or finally determined, as the case may be, to be recognized by such Holder as a result of an Indemnifiable Liability. For purposes of determining such amount, any calculation will be made without regard to any deductions, losses or credits of the Holders or Pass Through Entity, as the case may be, which are not directly related to the 1996 Merger or the CSA.
          (bb) “Tax Assumptions” mean the following regarding the tax treatment of the 1996 Merger, the 2004 Merger and the GGP Assumption to the Holders:
                    (i) the 1996 Merger constituted a “reorganization” within the meaning of Code Section 368(a);
                    (ii) no taxable income or gain was recognized by the Holders as a result of the exchange of stock of THC for that of Rouse in connection with the 1996 Merger or by their acquisition of rights pursuant to the CSA;
                    (iii) no taxable income or gain was, or will be, recognized by the Holders by reason of the issuance or delivery of shares of stock pursuant to the CSA prior to the consummation of the 2004 Merger, except to the extent that a portion of each share of stock so issued or delivered was treated as interest for income tax purposes;
                    (iv) for United States federal income tax purposes and for the income tax purposes of any state or any political subdivision thereof, no taxable income or gain was recognized by the Holders by reason of the execution and delivery of this Agreement;
                    (v) for United States federal income tax purposes and for the income tax purposes of any state or any political subdivision thereof, the GGP Assumption will not result in the recognition of income, gain or loss for tax purposes by the Holders; and

                    (vi) for United States federal income tax purposes and for the income tax purposes of any state or any political subdivision thereof, the issuance or delivery to the Holders or a Pass Through Entity of GGP Shares (or those of a successor) pursuant to the CSA will not result in taxable income or gain to the Holders, except to the extent that any portion of each GGP Share so issued or delivered is treated as interest income for tax purposes.
          (cc) “Taxing Authority” means the United States Secretary of Treasury and any delegate thereof, the United States Internal Revenue Service and any comparable state or local agency or authority.
          (dd) “Tax Notice” has the meaning specified in Section 2.04.
          (ee) “THC” has the meaning specified in the preamble of this Agreement.
          (ff) “1996 Merger” has the meaning specified in the preamble of this Agreement.
          (gg) “1996 Merger Agreement” has the meaning specified in the preamble of this Agreement.
          (hh) “2004 Merger” has the meaning specified in the preamble of this Agreement.
          (ii) “2004 Merger Agreement” has the meaning specified in the preamble of this Agreement.
ARTICLE II
INDEMNIFICATION AND REPRESENTATIONS
     2.01 Indemnification. Subject to the conditions set forth in this Agreement, the Indemnifying Parties hereby agree to pay and to be jointly and severally liable to each Holder (and to each Contestant for purposes of Section 2.01(v)) for the sum of: (i) any Indemnifiable Liability incurred or otherwise suffered by such Holder and any interest, penalties or additions to tax asserted in connection therewith; (ii) without duplication of any amount specified in clause (i), the amount of any additions to tax and penalties imposed on such Holder as a result of such Holder reporting consistent with Section 2.03(a); (iii) all out of pocket costs, fees and expenses incurred or paid by such Holder in the preparation of the Notice of Issue pursuant to Section 2.04; (iv) all out of pocket costs, fees and expenses incurred or paid by such Holder pursuant to Section 2.05; (v) any amounts due to such Holder or Contestant pursuant to the terms of Section 2.06; (vi) any out of pocket costs, fees and expenses incurred or paid by such Holder in connection with enforcement of this Agreement, but only to the extent that such Holder is successful in adjudicating the enforcement of this Agreement; and (vii) in each case, any applicable Gross-Up.
     2.02 Clawback. In order for a Holder to be entitled to indemnification from the Indemnifying Parties hereunder, such Holder must agree to repay to the Indemnifying Parties any amounts received by such Holder pursuant to Section 2.01 if, and only to the extent that, the aggregate tax due on any subsequent disposition by such Holder of any Indemnifiable Shares is less than the amount that would have been due had the event giving rise to the Indemnifiable Liability not occurred (in each case, calculated using the same assumptions as to highest marginal tax rates used in the definition of “Taxes”); provided, however, that such repayment obligation shall not arise, if and to the extent, that such tax reduction is attributable to any event or reason other than as a result of the event giving rise to the Indemnifying Parties’ payment of the Indemnifiable Liability, including, by way of example, a Holder’s death.
2.03 Payment Reductions. (a) In order for a Holder to be entitled to indemnification from the Indemnifying Parties hereunder, such Holder must absent a determination from a Taxing Authority or the written consent of the Indemnifying Parties, file all tax returns in a manner consistent with the Tax Assumptions. The Indemnifying Parties shall have no obligation to make any payments under this Agreement to a Holder who fails to comply with this Section 2.03(a).
          (b) The Indemnifying Parties shall have no obligation to make any payment to a Holder under this Agreement if (x) such Holder shall fail to comply timely with the requirements of Sections 2.04 and 2.06 and (y) as a result the Indemnifying Parties’ ability to contest an Indemnifiable Liability with respect to such Holder or any other Holder shall be materially adversely affected.
     2.04 Notice of Issue. (a) If at any time a Taxing Authority asserts by notice to any Holder (a “Tax Notice”) that such Holder is, directly or indirectly, required to include in income an amount that would result in an Indemnifiable Liability (an “Inclusion Issue”), then in order for a Holder to be entitled to indemnification pursuant to Section 2.01 with respect to such Indemnifiable Liability, such Holder must first deliver within the earlier of (x) 60 days after the receipt of such Tax Notice or (y) 30 days before action must be taken in any proceeding regarding the Contest of such Inclusion Issue (unless such Holder receives the Tax Notice during such 30 day period in which case such Holder shall be required to deliver within a reasonable time) to the Indemnifying Parties a written demand for payment of any amounts due pursuant to Section 2.01. which notice (the “Notice of Issue”) shall include;
                    (i) a description of the Inclusion Issue in reasonable detail;
                    (ii) copy of the Tax Notice;
                    (iii) a calculation of the Indemnifiable Liability;
                    (iv) a representation by such Holder that it has reported and will continue to report to each Taxing Authority in a manner consistent with the Tax Assumptions;
                    (v) written confirmation, in form and in substance reasonably acceptable to the Indemnifying Parties, that such Holder (x) will comply with its obligations under the provisions of this Agreement and (y) confirms that it is bound by all of the terms of this Agreement.
          (b) Within ten (10) days of receipt of the Notice of Issue by an Indemnifying Party, the Indemnifying Parties shall either (i) pay the Holder who submitted such Notice of Issue the total amount shown due in such Notice of Issue or (ii) notify such Holder in writing of their intent to have the calculation of the Indemnifiable Liability contained in the Notice of Issue verified pursuant to Section 2.05 and/or their intent to Contest the Inclusion Issue pursuant to Section 2.06(a).
     2.05 Verification. At the request of the Indemnifying Parties, the accuracy of any calculation of the Indemnifiable Liability in a Notice of Issue shall be verified by an independent, nationally recognized public accountant selected initially by the Indemnifying Parties and reasonably satisfactory to the Holder who submitted such Notice of Issue (the “Accounting Referee”). The Accounting Referee will have up to 30 days after its appointment (or, if shorter, the period ending ten (10) days before the date when payment of the Indemnifiable Liability is due to the relevant Taxing Authority) to resolve the accuracy of the calculations with regard to the Indemnifiable Liability contained in the Notice of Issue and deliver its findings. In order to enable the Accounting Referee to verify such amounts the relevant Holder and the Indemnifying Parties will provide to the Accounting Referee information reasonably necessary for verification. Verification pursuant to this Section 2.05 shall be solely the expense of the Indemnifying Parties unless the amount claimed to be payable by the relevant Holder is incorrect by the greater of 25% or twenty-five thousand dollars ($25,000.00), in which case such Holder shall bear the expense of the verification. In the absence of manifest error, the relevant Holder and the Indemnifying Parties shall be bound by the findings of the Accounting Referee pursuant to this Section 2.05 and such amounts plus any additional amounts owed pursuant to Section 2.01(a) shall be paid (unless the relevant Holder has also received a notice of the Indemnifying Parties’ intent to Contest) to the relevant Holder by the Indemnifying Parties on the date that the Accounting Referee delivers such findings.
     2.06 Contests; Settlement. (a) The Indemnifying Parties may require any Holder who submits a Notice of Issue or the authorized representative of the Pass Through Entity of which such Holder is a Member, as appropriate, (herein the “Contestant”) to contest (including any appeals) at the Indemnifying Parties’ expense the Taxing Authority’s assertion with respect to the relevant Inclusion Issue (“Contest”).
          (b) If the sole issue being contested is an Inclusion Issue, then the Indemnifying Parties shall have full control over such Contest but with due regard to the interests of the Indemnifying Parties, the relevant Holder and the Contestant. Any costs, fees and expenses (including the payment of any asserted tax deficiency required in order to pursue a refund) incurred by the Contestant or the relevant Holder as a result of any Contest (“Contest Costs”) pursuant to this Section 2.06(b) shall be paid by the Indemnifying Parties.
          (c) If issues, in addition to Inclusion Issues, are being contested in the same proceeding the Contestant shall have full control over such Contest including any decision to appeal the Contest but with due regard to the interests of both the Indemnifying Parties, the relevant Holder and the Contestant, provided that upon the request of the Indemnifying Parties and where in each case such request by the Indemnifying Parties is not unreasonably delayed (for the avoidance of doubt, a request by the Indemnifying Parties will not be considered unreasonably delayed if such request is made within 15 days of the Indemnifying Parties’ receipt of the Notice of Issue) (i) the Contestant shall make reasonable efforts to permit the Contest of the Inclusion Issues to proceed separately from any other issues, (ii) the Contestant shall be permitted to settle the

Inclusion Issues only with the consent of the Indemnifying Parties and (iii) the Contestant shall to the extent possible consult with the Indemnifying Parties (or the advisor designated by the Indemnifying Parties) during the course of such Contest (including, by way of example, permitting the Indemnifying Parties to review all written documents prior to submission) and shall, to the extent possible, permit the Indemnifying Parties (or the advisor designated by the Indemnifying Parties) to attend the portion of any meetings or telephone conferences with a Taxing Authority during which an Inclusion Issue is being discussed. The Indemnifying Parties shall be obligated to pay only those Contest Costs directly relating to the Contest of the Inclusion Issues and an equitable share of all other Contest Costs which result from any Contest pursuant to this Section 2.06(c).
          (d) In the event of a Contest, all amounts due to any Holder or Contestant pursuant to Section 2.01 shall be paid to such Holder or Contestant by the Indemnifying Parties at least ten (10) days before such amounts are due and payable by such Holder or Contestant.
ARTICLE III
GENERAL PROVISIONS
     3.01 Notices. (a) All notices, requests and other communications which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, fax (receipt confirmed), or reputable overnight courier service as follows:
                    (i) If to the Holders, as their names and addresses appear on the registry described in Section 4.09 of the CSA
                    (ii) If to GGP or Rouse,

Chief Financial Officer
General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
Telephone Number: (312) 960-5252
Facsimile Number: (312) 960-5463

and to

General Counsel
General Growth Properties, Inc.
110 N. Wacker Drive
Chicago, IL 60606
Telephone Number: (312) 960-5540
Facsimile Number: (312) 960- 5485

     3.02 Certain Calculation Assumptions. The calculation of the amount of any Indemnifiable Liability, any Indemnity Credit or any other amount hereunder will be made without regard to any deductions, losses or credits of the Holders or Pass Though Entities, as the case may be, which are not directly related to the 1996 Merger or the CSA.
     3.03 Gross-Up of Payments. The amount of all payments to a Holder and to a Contestant pursuant hereto shall include a gross-up for any federal, state, foreign or local taxes actually payable by such Holder or Contestant with respect to the receipt of such payment and such gross-up so that the sum of the payment plus the gross-up, net of any federal, state, foreign or local taxes thereon is equal to such payment.
     3.04 Receipt of Payment by a Pass Through Entity. Any receipt of payment by a Pass Through Entity of which a Holder is a Member shall be deemed a receipt by such Holder to the extent of such Holder’s allocable interest in the income of such entity.
     3.05 Entire Agreement. This Agreement supersedes all prior discussions and agreements by or on behalf of the Indemnifying Parties and the Holders with respect to the subject matter hereof and contains the sole and entire agreement between the Indemnifying Parties and the Holders with respect to the subject matter hereof.
     3.06 Amendment. This Agreement may be amended, supplemented or modified by a written instrument duly executed by the Indemnifying Parties; provided, however, that no such amendment, supplement or modification of this Agreement shall be binding upon or enforceable against any Holder or Pass Through Entity for any purpose unless (and then only to the extent) approved by such Holder or Pass Through Entity in writing. The Indemnifying Parties shall promptly deliver to each Holder a copy of each amendment, supplement or modification of this Agreement, together with a written explanation (in reasonable detail) of the nature and purpose of such amendment, supplement or modification and the effect which it has on the Holders.
     3.07 Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the Indemnifying Parties and the Holders and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and assigns. Each Indemnifying Party shall require any successor (whether direct, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of such Indemnifying Party, by agreement in form and substance reasonably acceptable to the Representatives, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that such Indemnifying Party would be required to perform this Agreement if no such succession had taken place.
      3.08 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Indemnifying Parties and the Holders (and the Pass Through Entities of which they may be Members) and their respective executors, personal representatives, administrators, successors, heirs, distributees, devisees, legatees and assigns, and this Agreement shall not be construed to confer third-party beneficiary rights upon any other person.
     3.09 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

     3.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provisions.
     3.11 Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in the State of Delaware, without giving effect to the conflicts of laws principles thereof.
     3.12 Term. This Agreement shall remain in effect with respect to each Holder until 60 days after the later of the expiration of the statute of limitations (as extended) or the final settlement or adjudication of all Contests for which Notices of Issue were submitted prior to the expiration of the statute of limitations, as extended.
     3.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     3.14 No Right of Set Off. Anything herein or elsewhere to the contrary notwithstanding, the obligations of each Indemnifying Party to make payments under this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that such Indemnifying Party may have against any person or entity.
     3.15 Interest on Late Payments. All amounts due under this Agreement which are not paid when due shall bear interest until paid at the Applicable Federal Rate plus 5%.
     3.16 Joint and Several Liability. The obligations of the Indemnifying Parties under this Agreement are joint and several.
     3.17 Reasonable Conduct. The Indemnifying Parties, and each Holder shall act in a commercially reasonable manner in respect to all matters that are the subject of this Agreement. Accordingly, the Indemnified Parties’ obligations to indemnify a Holder for costs, fees and expenses pursuant to Section 2.01 shall be limited solely to those costs, fees and expenses that are commercially reasonable.

     IN WITNESS WHEREOF, each Indemnifying Party has signed this Agreement as of the date first above written.

General Growth Properties, Inc.

By:	/s/ Ronald Gern

[Name]	Ronald Gern

[Title]	Senior Vice President and General Counsel

The Rouse Company, LP

By: Rouse LLC, its General Partner

By:	/s/ Ronald Gern

[Name]	Ronald Gern

[Title]	Senior Vice President

ACKNOWLEDGMENT AND AGREEMENT OF REPRESENTATIVES
     The undersigned, acting in their capacities as Representatives under the CSA, hereby (i) acknowledge that the form and substance of the foregoing Indemnity Agreement are acceptable to them; (ii) relinquish and waive any and all rights they may have on behalf of the Holders under the one sentence indemnity contained in Paragraph 2 of the GGP Assumption, dated on or about October 19, 2004 (the “One Sentence Indemnity”); (iii) agree that they will not assert any claims under or otherwise seek to enforce the One Sentence Indemnity on behalf of any Holder; (iv) acknowledge that they had pursued a claim on behalf of the Holders in the recent Arbitration challenging the One Sentence Indemnity and that, following the Arbitration Panel’s November 8, 2005 Order, entered into discussions with the Indemnifying Parties which, among other things, led to the foregoing Indemnity Agreement; and (v) acknowledge that with the execution of the Indemnification Agreement and pursuant to the Final Order of the Arbitration Panel, the Representatives no longer assert that the Rouse/GGP merger constitutes a Prohibited Transaction.

/s/ David G. Elkins

David G. Elkins, as Representative

/s/ Platt W. Davis III

Platt W. Davis III, as Representative

/s/ David L. Lummis

David L. Lummis, as Representative